Nevada Gold & Casinos Announces New Management Contract

Signs Agreement With the Largest Day Cruise Gaming Operator
in the United States

HOUSTON, Nov. 11, 2008 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc.(NYSE Alternext US:UWN) today announced that it has signed a management contract with Ocean Casino Cruises, Inc. (OCC Inc.), the parent company of SunCruz Casinos. The management contract replaces the consulting agreement previously in place between the two companies.

In return for its management services, the Company will receive a base fee of $1.0 million each year, plus incentive fees equal to 25% of operating results exceeding certain annual profitability thresholds. The management contract extends through December 31, 2010, subject to certain early termination provisions.

Robert Sturges, CEO of Nevada Gold & Casinos, Inc., commented, "We are pleased that Ocean Casino Cruises' board of directors has shown confidence in our senior management team and in our ability to operate their gaming cruises on a long term basis. We look forward to working with the Ocean Casino Cruise team to improve performance at each location and enhance guests' gaming experience."

SunCruz currently operates gaming cruises in three locations in Florida, including Port Canaveral, Jacksonville and Key Largo, and one in Myrtle Beach, South Carolina. Each SunCruz ship features five-hour gaming cruises with live entertainment and a variety of food and beverage options. The onboard casino games include Las Vegas-style slot machines, live blackjack, craps, roulette and poker.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE Alternext US:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company currently has a management contract with Oceans Casino Cruises, Inc., the parent company of SunCruz Casinos. Nevada Gold & Casinos also works with Native American tribes in a variety of capacities. Current Native American projects consist of a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for the Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

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CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

ICR
Don Duffy
(203) 682-8200